The information in this preliminary prospectus supplement and the accompanying prospectus (collectively, the "Offering Documents") is not complete and may be changed. We may not sell these Warrants, until the Offering Documents are delivered in final form. The Offering Documents are not an offer to sell these Warrants, and we are not soliciting offers to buy these Warrants, in any State where the offer or sale is not permitted.

Subject to Completion
PRELIMINARY PROSPECTUS SUPPLEMENT
Dated August 15, 2024
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-263376
(To Prospectus dated May 27, 2022
and Index Supplement dated May 27, 2022)

UBS AG $• Knock-Out Put Warrants with Daily Close Monitoring Linked to the Nasdaq-100 Index® due on or about December 27, 2024

Investment Description

The knock-out put warrants with daily close monitoring (the “Warrants”) are cash-settled warrants issued by UBS AG whose return is linked to the Nasdaq-100 Index® (the “index”). The Warrants are knock-out put warrants that will expire worthless if either (i) the closing level of the index on the expiration date (the “index ending level”) is equal to or greater than the “strike level”, which is 95.00% of the closing level of the index on the trade date (the “index starting level”) or (ii) the closing level of the index, on any trading day from and excluding the trade date to and including the originally scheduled expiration date (the "observation period") is less than the “knock-out level”, which is 80.00% of the index starting level (a "knock-out event"). If a knock-out event has not occurred and the index ending level is less than the strike level, the Warrants will be automatically exercised and you will receive a cash payment on the expiration date equal to the notional amount multiplied by the strike differential. The “strike differential” is the quotient, expressed as a percentage, of (i) the strike level minus the index ending level divided by (ii) the index starting level. The Warrants may only be automatically exercised on the expiration date. The Warrants will expire worthless if a knock-out event occurs on any trading day during the observation period (from but excluding the trade date to and including the expiration date) or if the index ending level is equal to or greater than the strike level. Even if the Warrants have value on the expiration date, if the index ending level declines by less than 7.00% from the index starting level, you will lose a significant portion of your initial investment in the Warrants. Investing in the Warrants involves a high degree of risk, including the possibility that the Warrants will expire worthless. Any payment on the Warrants is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Warrants and you could lose all of your initial investment.

Key Terms

Issuer:	UBS AG, London Branch (“UBS”).
Term:

Approximately 4 months, subject to acceleration upon the occurrence of a knock-out event. In the event we make any change to the trade date, the calculation agent may adjust the settlement date, expiration date and cash settlement payment date to ensure the stated term of the Warrants remains the same.

Warrant Description:	Cash-settled knock-out put warrants with daily close monitoring (the “Warrants”), linked to the performance of the Nasdaq-100 Index®.
Index:	Nasdaq-100 Index® (Bloomberg Ticker: NDX <Index>)
Index Sponsor:	Nasdaq, Inc. (the “index sponsor”).
Trade Date:	Expected to be August 15, 2024, subject to postponement as described under “General Terms of the Warrants - Market Disruption Event”.
Settlement Date:

Expected to be August 20, 2024, subject to postponement as described under “General Terms of the Warrants - Market Disruption Event”. We expect to deliver the Warrants against payment on the third Business Day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one Business Day (T+1), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Warrants in the secondary market on any date prior to one Business Day before delivery of the Warrants will be required, by virtue of the fact that each Warrant initially will settle in three Business Days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Expiration Date:

Expected to be December 20, 2024, subject to postponement as described under “General Terms of the Warrants - Market Disruption Event”. If a knock-out event occurs on any trading day during the observation period, that day will be deemed to be the expiration date.

Cash Settlement Payment Date:

Expected to be December 27, 2024 (which is the 3rd business day following the expiration date), subject to postponement as described under “General Terms of the Warrants - Market Disruption Event”. If the expiration date is accelerated due to the occurrence of a knock-out event, the Warrants will expire worthless and the cash settlement payment date will be deemed to be accelerated to the 3rd business day following the deemed expiration date.

Observation Period:	Each trading day from and excluding the trade date to and including the expiration date.
Premium/Initial Investment and Minimum Purchase:

$1,000.00 per Warrant, representing a maximum of 2.00% (to be determined on the trade date) of the Notional Amount per Warrant (references to “Initial Investment” shall also refer to the “Premium”), subject to a minimum purchase of 10 Warrants (for a total minimum Premium of $10,000.00).

Notional Amount:	At least $50,000.00 per Warrant (to be determined on the trade date).
Automatic Exercise:

The Warrants will be automatically exercised on the expiration date only if (i) a knock-out event has not occurred during the observation period and (ii) the index ending level is less than the strike level. You do not have the right to exercise your Warrants prior to the expiration date. If the Warrants are not automatically exercised, your Warrants will expire worthless and you will lose all of your initial investment.

Payment upon Automatic Exercise:	If the Warrants are automatically exercised, you will receive, for each Warrant you own, the cash settlement amount on the cash settlement payment date.
Cash Settlement Amount:

For each Warrant, a cash amount equal to the notional amount per Warrant multiplied by the strike differential. If the Warrants are not automatically exercised because either a knock-out event has occurred or the index ending level is greater than or equal to the strike level, your Warrants will expire worthless and you will lose all of your initial investment.

Strike Differential:	The quotient, expressed as a percentage, of (i) the strike level minus the index ending level divided by (ii) the index starting level.
Knock-Out Event:	A knock-out event will occur if the closing level of the index is less than the knock-out level on any trading day during the observation period.
Index Starting Level:	The closing level of the index on the trade date, as determined by the calculation agent.
Strike Level:	95.00% of the index starting level.
Knock-out Level:	80.00% of the index starting level.
Index Ending Level:	The closing level of the index on the expiration date, as determined by the calculation agent.
Options Approved Account:	In order to purchase the Warrants, you must have an options-approved account in which you are approved to purchase put options.
No Listing:	The Warrants will not be listed or displayed on any securities exchange or electronic communications network.
CUSIP / ISIN:	90304N574 / US90304N5749

You should carefully consider the risks related to an investment in the Warrants described under “Risk Factors” beginning on page S-10 before purchasing any Warrants. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Warrants. The Warrants will not be listed or displayed on any securities exchange or any electronic communications network.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Warrants or passed upon the adequacy or accuracy of this preliminary prospectus supplement, the accompanying index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Warrants are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Warrant	$1,000.00	$50.00	$950.00
Total	$	$	$

UBS Financial Services Inc.	UBS Investment Bank

Additional Information About UBS and the Warrants

UBS has filed a registration statement (including a prospectus, as supplemented by an index supplement for the Warrants) with the Securities and Exchange Commission (the “SEC”), for the Warrants to which this document relates. You should read these documents and any other documents relating to the Warrants that UBS has filed with the SEC for more complete information about UBS and the Warrants. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦Index Supplement dated May 27, 2022:
http://www.sec.gov/Archives/edgar/data/1114446/000183988222011632/ubs_index-supplement.htm

♦Prospectus dated May 27, 2022:
http://www.sec.gov/Archives/edgar/data/1114446/000119312522162430/d632731d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries and references to the “Knock-Out Put Warrants with Daily Close Monitoring” or the “Warrants” refer to the Warrants that are offered hereby. Also, references to the “index supplement” mean the UBS index supplement, dated May 27, 2022 and references to the “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants”, dated May 27, 2022.

This document, together with the document listed above, contains the terms of the Warrants and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein and in “Considerations Relating to Indexed Securities” in the accompanying prospectus, as the Warrants involve risks not associated with conventional securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Warrants.

If there is any inconsistency between the terms of the Warrants described in the accompanying prospectus, the index supplement and this document, the following hierarchy will govern: first, this document; second, the index supplement; and last, the accompanying prospectus.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Warrants prior to their issuance. In the event of any changes to the terms of the Warrants, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

S-ii

TABLE OF CONTENTS

Prospectus Supplement

Prospectus Supplement Summary	S-1
Hypothetical Examples of How the Warrants Perform	S-8
Risk Factors	S-10
Information About the Index	S-17
General Terms of the Warrants	S-18
Use of Proceeds and Hedging	S-22
Material U.S. Federal Income Tax Consequences	S-23
ERISA Considerations	S-26
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	S-27

Index Supplement dated May 27, 2022

Index Supplement Summary	IS-1
Underlying Indices And Underlying Index Publishers	IS-2
Dow Jones Industrial AverageTM	IS-2
Nasdaq-100 Index®	IS-6
Russell 2000® Index	IS-13
S&P 500® Index	IS-18
Non-U.S. Indices	IS-25
EURO STOXX 50® Index	IS-25
FTSETM 100 Index	IS-30
MSCI Indexes	IS-34
MSCI-EAFE® Index	IS-34
MSCI® Emerging Markets IndexSM	IS-34
MSCI® Europe Index	IS-35

Prospectus dated May 27, 2022

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	6
UBS	6
Swiss Regulatory Powers	9
Use of Proceeds	10
Description of Debt Securities We May Offer	10
Description of Warrants We May Offer	31
Legal Ownership and Book-Entry Issuance	47
Considerations Relating to Indexed Securities	52
Considerations Relating to Floating Rate Securities	55
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	73
Validity of the Securities	76
Experts	76

S-iii

Prospectus Supplement Summary

The following is a summary of some of the key features of the Warrants, as well as a discussion of factors you should consider before purchasing the Warrants. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus.

What are the Warrants?

The knock-out put warrants with daily close monitoring (the “Warrants”) are cash-settled warrants issued by UBS whose return is linked to the performance of the Nasdaq-100 Index® (Bloomberg Ticker: NDX; the “index”). For further information concerning the index, see the relevant section in the accompanying index supplement.

The Warrants are cash-settled knock-out put warrants, entitling you to receive a cash payment, if any, based on the amount by which the closing level of the index on the expiration date (the “index ending level”) is less than the “strike level”, which is 95.00% of the closing level of the index on the trade date (the “index starting level”) to the extent a knock-out event has not occurred. As the Warrants are also knock-out Warrants, the expiration date will be accelerated, the Warrants will not be automatically exercised and you will also lose all of your initial investment in the Warrants if, on any trading day during the observation period, the closing level of the index is less than the “knock-out level”, which is 80.00% of the index starting level.

The Warrants will be automatically exercised on the expiration date only if the index ending level is less than the strike level and a knock-out event has not occurred during the observation period. You do not have the right to exercise your Warrants prior to the expiration date.

The Warrants are not exercisable at the option of the holder and will be automatically exercised or will expire worthless on the expiration date:

♦

Automatic Exercise: If the index ending level is less than the strike level and a knock-out event has not occurred during the observation period, the Warrants will be automatically exercised, and for each Warrant, UBS will pay the cash settlement amount on the cash settlement payment date, calculated as follows:

Cash Settlement Amount = Notional Amount × Strike Differential
♦	Expire Worthless if Out-of-the Money: If the index ending level is equal to or greater than the strike level, the Warrants will expire worthless on the expiration date.
♦

Expire Worthless if Knocked-Out: Because the Warrants are also knock-out warrants, if, on any trading day during the observation period, the closing level of the index is less than the knock-out level, a knock-out event will occur, the expiration date will be accelerated and the Warrants will expire worthless.

In these two scenarios, you will lose all of your initial investment and will not receive any cash payment upon expiration.

Investing in the Warrants involves significant risks. If the index ending level is equal to or greater than the strike level, the Warrants will not be exercised and will expire worthless, and you will lose all of your initial investment in the Warrants. As the Warrants are also knock-out Warrants, the expiration date will be accelerated, the Warrants will not be automatically exercised and you will also lose all of your initial investment in the Warrants if, on any trading day during the observation period, the closing level of the index is less than the knock-out level. Even if the Warrants have value on the expiration date, if the index ending level declines by less than 7.00% from the index starting level, you will lose a significant portion of your initial investment in the Warrants. Investing in the Warrants involves a high degree of risk, including the possibility that the Warrants will expire worthless. Any payment on the Warrants is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Warrants and you could lose all of your initial investment.

The "cash settlement amount" per Warrant is an amount in cash equal to the notional amount per Warrant multiplied by the strike differential.

The “premium” or “initial investment” will be $1,000 per Warrant, representing a maximum of 2.00% (to be determined on the trade date) of the notional amount per Warrant.

The “notional amount” is at least $50,000.00 per Warrant (to be determined on the trade date).

The “strike differential” is the quotient, expressed as a percentage, of (i) the strike level minus the index ending level divided by (ii) the index starting level. The strike differential may be positive or negative and is calculated as follows:

Strike Differential =	Strike Level - Index Ending Level
Index Starting Level

The “strike level” is equal to 95.00% of the index starting level.

The “index starting level” will equal the closing level of the index on the trade date, as determined by the calculation agent.

The “knock-out level” is equal to 80.00% of the index starting level.

The “index ending level” will be equal to the closing level of the index on the expiration date, as determined by the calculation agent.

The “trade date” will be the date specified on the cover hereof, or if such day is not a trading day, the next following trading day, subject to postponement in the event of a market disruption event as described under “General Terms of the Warrants - Market Disruption Event”.

The “settlement date” will be the date specified on the cover hereof, or if such day is not a business day, the next following business day, subject to postponement in the event of a market disruption event as described under “General Terms of the Warrants - Market Disruption Event”.

The “expiration date” will be the date specified on the cover hereof, or if such day is not a trading day, the next following trading day, subject to postponement in the event of a market disruption event as described under “General Terms of the Warrants - Market Disruption Event”. If a knock-out event occurs on any trading day during the observation period, that day will be deemed to be the expiration date.

The “cash settlement payment date” will be the date specified on the cover hereof, or if such day is not a business day, the next following business day, subject to postponement in the event of a market disruption event as described under “General Terms of the Warrants - Market Disruption Event”. If the expiration date is accelerated due to the occurrence of a knock-out event, the cash settlement payment date will be automatically accelerated to maintain the same number of business days between the accelerated expiration date and the cash settlement payment date that existed prior to the acceleration of the expiration date.

The "observation period" will be each trading day from and excluding the trade date to and including the expiration date.

UBS Securities LLC will serve as the calculation agent. For more specific information on the calculation agent, see “General Terms of the Warrants - Role of Calculation Agent.”

The Warrants are unsubordinated, unsecured contractual obligations of UBS and will rank equally with all of our other unsecured contractual obligations and unsecured and unsubordinated debt obligations, with a Premium of $1,000.00 per Warrant, and a minimum purchase of 10 Warrants (for a total minimum Premium of $10,000.00). Purchases in excess of the minimum amount may be made in integrals of one Warrant at a Premium of $1,000.00 per Warrant.

For more specific information about the Warrants, see “- What are the steps to calculate the cash settlement amount?” beginning on page S-7, “- Hypothetical examples of how the Warrants perform” beginning on page S-8, and “General Terms of the Warrants” beginning on page S-18.

Investing in the Warrants involves significant risks. If the index ending level is equal to or greater than the strike level, the Warrants will not be exercised and will expire worthless, and you will lose all of your initial investment in the Warrants. As the Warrants are also knock-out Warrants, the expiration date will be accelerated, the Warrants will not be automatically exercised and you will also lose all of your initial investment in the Warrants if, on any trading day during the observation period, the closing level of the index is less than the knock-out level. Even if the Warrants have value on the expiration date, if the index ending level declines by less than 7.00% from the index starting level, you will lose a significant portion of your initial investment in the Warrants. Investing in the Warrants involves a high degree of risk, including the possibility that the Warrants will expire worthless. Any payment on the Warrants is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Warrants and you could lose all of your initial investment.

Selected Purchase Considerations

♦

Risk of expiring worthless - If the index ending level is equal to or greater than the strike level, the Warrants will not be exercised and will expire worthless, and you will lose all of your initial investment in the Warrants. As the Warrants are also knock-out Warrants, the expiration date will be accelerated, the Warrants will not be automatically exercised and you will also lose all of your initial investment in the Warrants if, on any trading day during the observation period, the closing level of the index is less than the knock-out level. As a result, you will lose all of your initial investment in the Warrants if (i) the level of the index declines by more than 20.00% on any trading day during the observation period or (ii) the level of the index declines by less than 7.00% or has a positive return on the expiration date.

♦

Capped leveraged market exposure; loss of entire investment if the index ending level is equal to or greater than the strike level or less than the knock-out level on any trading day during the observation period- The Warrants provide the opportunity to earn a return, if any, through a leveraged investment from possible decreases in the level of the index by not more than 20.00% from the index starting level. The Warrants will be automatically exercised and you will receive the cash settlement amount only if the index ending level is less than the strike level and equal to or greater than the knock-out level. Furthermore, if the Warrants are automatically exercised, you will receive a leveraged gain or incur a leveraged loss on your investment depending on whether the index ending level has decreased by more or less than 7.00% relative to the index starting level. Because the Warrants will expire worthless if, on any trading day during the observation period, the closing level of the index is less than the index starting level by more than 20.00%, the maximum return may receive on the Warrants is limited. If, however, the index ending level is less than the strike level but has decreased by less than 7.00% relative to the index starting level, you will lose a significant portion of your initial investment. Any payment on the Warrants is subject to the creditworthiness of UBS.

♦

A knock-out event may occur on any trading day during the observation period, including on the expiration date - A knock-out event will be deemed to have occurred if the closing level of the index is less than the knock-out level on any trading day during the observation period, which consists of each day from, but excluding, the trade date to, and including, the expiration date. If a knock-out event occurs during the observation period, the expiration date will be accelerated and the Warrants will expire worthless on the deemed expiration date.

♦	Automatic exercise; worthless expiration - The Warrants will be automatically exercised or will expire worthless on the expiration date and are not exercisable at your discretion.
♦	Minimum Purchase - Minimum purchase of 10 Warrants (for a total minimum Premium of $10,000.00).
♦	Options-approved account - You must have an options-approved account in which you are approved to purchase put options.
♦

Tax consequences - The Warrants should be treated as pre-paid derivative contracts (including, potentially, as options) for U.S. federal income tax purposes. If the Warrants are treated as pre-paid derivative contracts, upon the sale, exercise or expiration of your Warrants, you should generally recognize capital gain or loss which should be short-term capital gain or loss. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page S-23.

What are some of the risks of the Warrants?

An investment in the Warrants involves significant risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” beginning on page S-10.

Risks Relating to Return Characteristics

♦

The Warrants may expire worthless, resulting in a loss of all of your initial investment in the Warrants – If the index ending level is equal to or greater than the strike level, the Warrants will not be exercised and will expire worthless, and you will lose all of your initial investment in the Warrants. As the Warrants are also knock-out Warrants, the expiration date will be accelerated, the Warrants will not be automatically exercised and you will also lose all of your initial investment in the Warrants if, on any trading day during the observation period, the closing level of the index is less than the knock-out level.

♦

Risk of loss even if the Warrants have value on the expiration date –Even if the Warrants have value on the expiration date, if the index ending level is less than the strike level but has decreased by less than 7.00% relative to the index starting level, you will lose a significant portion of your initial investment in the Warrants.

♦

Capped leveraged market exposure - If the Warrants are automatically exercised, you will receive a leveraged gain or incur a leveraged loss on your investment depending on whether the index ending level has decreased by more or less than 7.00% relative to the index starting level. Because the Warrants will expire worthless if, on any trading day during the observation period, the closing level of the index is less than the index starting level by more than 20.00%, the maximum return you may receive on the Warrants is limited. If, however, the index ending level is less than the strike level but has decreased by less than 7.00% relative to the index starting level, you will lose a significant portion of your initial investment. Any payment on the Warrants is subject to the creditworthiness of UBS.

♦

A knock-out event may occur on any trading day during the observation period, including on the expiration date - A knock-out event will be deemed to have occurred if the closing level of the index is less than the knock-out level on any trading day during the observation period, which consists of each day from, but excluding, the trade date to, and including, the expiration date. If a knock-out event occurs during the observation period, the expiration date will be accelerated and the Warrants will expire worthless on the deemed expiration date.

♦

The Warrants will be automatically exercised on the expiration date – Unless the expiration date is accelerated due to the occurrence of a knock-out event, the Warrants will be automatically exercised on the expiration date. Neither you nor we can exercise the Warrants at any time prior to the expiration date. Accordingly, unless you sell the Warrants prior to the expiration date, you will not be able to capture any beneficial changes in the level of the index prior to the expiration date. Further, you do not have a choice as to whether the Warrants will be automatically exercised on the expiration date. Accordingly, you will not be able to benefit from any decrease in the level of the index that occurs after the expiration date.

♦

The Warrants are suitable only for investors with options-approved accounts - The Warrants will be sold only to investors with options-approved accounts approved for the purchase of put options. Investors considering purchasing the Warrants should be experienced with respect to options and options transactions generally and put options specifically, and reach an investment decision only after carefully considering, with their advisors, the suitability of the Warrants in light of their particular circumstances.

♦

The time remaining to the expiration date may adversely affect the market value of the Warrants - A portion of the market value of a knock-out warrant at any time depends on the level of the index at such time relative to the strike level and knock-out level and is known as the “intrinsic value” of the Warrant. If the level of the index is less than the strike level at any time, the Warrant is considered “in-the-money”; whereas, if the closing level of the index is greater than the strike level at any time, the Warrant is considered “out-of-the money.” If the Warrant is out-of-the money at any time or, because the Warrants are knock-out warrants, if the level of the index is less than the knock-out level at any time, the intrinsic value of the Warrant will be zero. However, if the Warrant is in-the-money at any time and a knock-out event has not occurred, the intrinsic value of the Warrant will be positive. Another portion of the market value of a warrant at any time prior to expiration depends on the length of time remaining until the expiration date and is known as the “time value” of the warrant. At the trade date, the time value of the warrant represents its entire value; thereafter, the time value generally diminishes until, at expiration, the time value of the warrant is zero. Assuming all other factors are held constant, the risk that the Warrants will expire worthless will increase the more the level of the index increases above the strike level given the shorter the time remaining until the expiration date or decreases below the knock-out level. Therefore, the market value of the Warrants will reflect both the rise and decline in the level of the index and the time remaining to the expiration date, among other factors. See also “Risk Factors - Risks Relating to Liquidity and Secondary Market Issues” below.

♦

Owning the Warrants is not the same as owning a short position in the index constituent stocks - The return on your Warrants may not reflect the return you would realize if you actually took a short position in the index or index constituent stocks. For instance, a short position in the index or the index constituent stocks is likely to have tax consequences that are different from an investment in the Warrants. The return on a short position in the index or index constituent stocks would also depend primarily upon the relative depreciation or appreciation of such index or index constituents stocks during the term of the Warrants, and not on whether the Warrants are automatically exercised or, if the Warrants are automatically exercised, whether the decline of the index ending level from the strike level will result in a positive return on your initial investment.

♦	No interest payments - UBS will not pay any interest with respect to the Warrants.
Risks Relating to Characteristics of the Index
♦

Market risk - The return on the Warrants, which may be positive or negative, is directly linked to the performance of the index and indirectly linked to the value of the index constituent stocks. The level of the index can rise or fall sharply due to factors specific to the index or its index constituent stocks, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. In addition, the Warrants have an increased sensitivity to market risk. Because your investment in the Warrants provides for leveraged exposure to the index, changes in the level of the index (both positive and negative) will have a greater impact on the value of the Warrants prior to the expiration date, and the cash settlement amount, if any, on your Warrants.

♦

No assurance that the investment view implicit in the Warrants will be successful - It is impossible to predict whether and the extent to which the level of the index will rise or fall. There can be no assurance that the index ending level will be less than the strike level, that a knock-out event will not occur or whether the decline of the index ending level from the strike level will result in a positive return on your initial investment. The level of the index will be influenced by complex and interrelated economic, financial, political, force majeure and regulatory or judicial events and other factors that affect the issuer(s) of the index constituent stocks. You should be willing to accept the risks associated with the relevant markets tracked by the index and the index constituent stocks, and the risk of losing a significant portion or all of your initial investment.

Risks Relating to Liquidity and Secondary Market Issues
♦

There may be little or no secondary market for the Warrants - The Warrants will not be listed or displayed on any securities exchange or any electronic communications network. A secondary trading market for the Warrants may not develop. UBS Securities LLC and other affiliates of UBS may make a market in the Warrants, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Warrants prior to the expiration date could be at a substantial discount from the premium and to the intrinsic value of the Warrants; and as a result, you may suffer substantial losses.

♦

Price of Warrants prior to the expiration date - The market price of the Warrants will be influenced by many unpredictable and interrelated factors, including the level of the index; the volatility of the index; the dividend rate paid on any index constituent stocks; the time remaining to the expiration date of the Warrants; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; and the creditworthiness of UBS.

♦

Impact of fees on the secondary market price of the Warrants - Generally, the price of the Warrants in the secondary market is likely to be lower than the premium since the premium included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Warrants. Furthermore, assuming no change in market conditions or any other relevant factors after purchase of the Warrants, the Warrants will be subject to a decline in value over time (generally known as time decay).

♦

Potential UBS impact on price - Trading or transactions by UBS or its affiliates in any index constituent stocks and/or listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the index, may adversely affect the performance of the index and, therefore, the market value of the Warrants.

Risks Relating to Hedging Activities and Conflicts of Interest
♦

Potential conflict of interest - UBS and its affiliates may engage in business with the issuers of index constituent stocks or trading activities related to the index or any index constituent stock, which may present a conflict between the interests of UBS and you, as a holder of the Warrants. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS and which will make potentially subjective judgments. The calculation agent will determine whether a knock-out event has occurred, whether the Warrants will expire worthless and the cash settlement amount, if any, based on closing level of the index. The calculation agent can postpone the determination of the index starting level, closing level on the trade date, the closing level on any trading day during the observation period (including the expiration date).

♦

Potentially inconsistent research, opinions or recommendations by UBS - UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Warrants, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Warrants. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Warrants and the index to which the Warrants are linked.

Risks Relating to General Credit Characteristics
♦

The Warrants are not standardized options issued by the Options Clearing Corporation - The Warrants are not standardized options of the type issued by the Options Clearing Corporation (the “OCC”), a clearing agency regulated by the SEC. The Warrants are unsubordinated, unsecured contractual obligations of UBS and will rank equally with all of our other unsecured contractual obligations and unsecured and unsubordinated debt. Thus, unlike purchasers of OCC standardized options who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect from a clearing member’s failure, purchasers of Warrants must look solely to UBS for performance of its obligations to pay the cash settlement amount, if any, upon expiration of the Warrants. Further, the secondary market for the Warrants, if any, will not be as liquid as the market for OCC standardized options and therefore, sales of the Warrants prior to the expiration date might result in a price that is at a discount to the theoretical value of the Warrants based on the then prevailing level of the index and other factors as discussed below under “- Price of Warrants prior to the expiration date”.

♦

Credit risk of UBS - The Warrants are unsubordinated, unsecured contractual obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Warrants, including any repayment of your initial investment, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Warrants. In the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Warrants and you could lose all of your initial investment.

Risks Relating to Taxation Issues
♦

Uncertain tax treatment - Significant aspects of the tax treatment of the Warrants are uncertain. You should consult your tax advisor about your own tax situation. See “Material U.S. Federal Income Tax Consequences” herein.

The Warrants generally may be a suitable investment for you if:

♦	You are approved for trading options with your broker-dealer including the purchase of put options.
♦	You fully understand the risks inherent in an investment in the Warrants, including the risks of trading put options and seek leveraged exposure to the index.
♦	You understand and accept that if the index ending level is equal to or greater than the strike level, the Warrants will expire worthless resulting in a loss of all of your initial investment.
♦

You understand and accept that, because the Warrants are also knock-out warrants, meaning if the closing level of the index is less than the knock-out level on any trading day during the observation period, the expiration date will be accelerated and the Warrants will expire worthless.

♦

You fully understand the Warrants are leveraged investments that involve a high degree of risk that may result in a loss of a significant portion of your initial investment even if the Warrants have value on the expiration date.

♦

You believe the level of the index will decline from the index starting level to the index ending level by more than 7.00% and that the closing level of the index will not decline by more than 20.00% from the index starting level over the term of the Warrants.

♦	You can tolerate a loss of a significant portion or all of your initial investment.
♦

You seek increased sensitivity to the market risk of the index and can tolerate fluctuations in the price of the Warrants prior to the expiration date that will far exceed the fluctuations in the level of the index.

♦	You do not seek current income from your investment.
♦	You understand and are willing to accept the risks associated with the index.
♦	You are willing to hold the Warrants until the expiration date and accept that there may be little or no secondary market for the Warrants.
♦

You are willing to assume the credit risk of UBS for all payments under the Warrants, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of your initial investment.

The Warrants generally may not be a suitable investment for you if:

♦	You are not approved for trading options with your broker-dealer including the purchase of put options.
♦	You do not fully understand the risks inherent in an investment in the Warrants, including the risks of trading put options, and/or do not seek leveraged exposure to the index.
♦

You do not understand and/or accept that if the index ending level is equal to or greater than the strike level, the Warrants will expire worthless resulting in a loss of all of your initial investment.

♦

You do not understand and/or accept that, because the Warrants are also knock-out warrants, meaning if the closing level of the index is less than the knock-out level on any trading day during the observation period, the expiration date will be accelerated and the Warrants will expire worthless.

♦	You are not willing to assume the credit risk of UBS for all payments under the Warrants.
♦

You do not fully understand the Warrants are leveraged investments that involve a high degree of risk that may result in a loss of a significant portion of your initial investment even if the Warrants have value on the expiration date.

♦	You require an investment designed to provide a full return of your initial investment after the expiration date.
♦

You believe the level of the index will remain flat, appreciate or decline by less than 7.00% from the index starting level to the index ending level, or that the closing level of the index will decline by more than 20.00% from the index starting level on at least one trading day during the observation period.

♦

You do not seek increased sensitivity to the market risk of the index and cannot tolerate fluctuations in the price of the Warrants prior to the expiration date that will far exceed the downside fluctuations in the level of the index.

♦	You seek current income from this investment.
♦	You do not understand and are not willing to accept the risks associated with the index.
♦	You are unable or unwilling to hold the Warrants to the expiration date or you seek an investment for which there will be an active secondary market.
♦	You are not willing to assume the credit risk of UBS for all payments under the Warrants.

The suitability considerations identified above are not exhaustive. Whether or not the Warrants are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisors have carefully considered the suitability of an investment in the Warrants in light of your particular circumstances. You should also review carefully the “Risk Factors” beginning on page S-10 of this prospectus supplement.

What are the steps to calculate the cash settlement amount?

Set forth below is an explanation of the steps necessary to calculate the cash settlement amount.

Step 1: Determine if a knock-out event has occurred

A knock-out event will occur if, on any day during the observation period, the closing level of the index is less than the knock-out level.

Step 2: Calculate the index ending level

The index ending level is the closing level of the index on the expiration date.

Step 3: Calculate the strike differential

The strike differential is the quotient, expressed as a percentage, of (i) the strike level minus the index ending level divided by (ii) the index starting level. Expressed as a formula:

Strike Differential =	Strike Level - Index Ending Level
Index Starting Level

Step 4: Determine if the Warrants will be automatically exercised or will expire worthless

♦

Automatic Exercise: If the index ending level is less than the strike level and a knock-out event has not occurred during the observation period, the Warrants will be automatically exercised, and for each Warrant, UBS will pay the cash settlement amount on the cash settlement payment date, calculated as follows:

Cash Settlement Amount = Notional Amount × Strike Differential

♦	Expire Worthless if Out-of-the Money: If the index ending level is equal to or greater than the strike level, the Warrants will expire worthless on the expiration date.
♦

Expire Worthless if Knocked-Out: Because the Warrants are also knock-out warrants, if, on any trading day during the observation period, the closing level of the index is less than the knock-out level, a knock-out event will occur, the expiration date will be accelerated and the Warrants will expire worthless.

In these two scenarios, you will lose all of your initial investment and will not receive any cash payment upon expiration.

Step 5: If the Warrants are Automatically Exercised, calculate the Cash Settlement Amount

If the Warrants are automatically exercised, UBS will pay the cash settlement amount on the cash settlement payment date, calculated as follows:

Cash Settlement Amount = Notional Amount × Strike Differential

Investing in the Warrants involves significant risks. If the index ending level is equal to or greater than the strike level, the Warrants will not be exercised and will expire worthless, and you will lose all of your initial investment in the Warrants. As the Warrants are also knock-out Warrants, the expiration date will be accelerated, the Warrants will not be automatically exercised and you will also lose all of your initial investment in the Warrants if, on any trading day during the observation period, the closing level of the index is less than the knock-out level. Even if the Warrants have value on the expiration date, if the index ending level declines by less than 7.00% relative to the index starting level, you will lose a significant portion of your initial investment in the Warrants. Investing in the Warrants involves a high degree of risk, including the possibility that the Warrants will expire worthless. Any payment on the Warrants is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Warrants and you could lose all of your initial investment.

HYPOTHETICAL EXAMPLES OF HOW THE WARRANTS PERFORM

The table below showing hypothetical payment amounts in this prospectus supplement is provided for purposes of illustration only. It should not be viewed as an indication or prediction of future investment results. Rather, it is intended merely to illustrate the impact that various hypothetical index ending levels of the index on the expiration date could have on your payment on the cash settlement payment date, as calculated in the manner described herein. Such hypothetical table, chart or calculation is based on levels for the index that may not be achieved and on assumptions regarding terms of the Warrants that will not be set until the trade date.

Assumptions for Hypothetical Examples and Hypothetical Return Profile:

Term:		Approximately 4 months, subject to acceleration upon the occurrence of a knock-out event.
Premium:		$1,000.00 per Warrant, representing 2.00% of the notional amount per Warrant
Notional Amount:		$50,000.00 per Warrant
Automatic Exercise:

The Warrants will be automatically exercised on the expiration date only if (i) a knock-out event has not occurred and (ii) the index ending level is less than the strike level. You do not have the right to exercise your Warrants prior to the expiration date.

Observation Period:		Each trading day from and excluding the trade date to and including the expiration date.
Payment upon Automatic Exercise:		If the Warrants are automatically exercised, you will receive the cash settlement amount per Warrant, where: Cash Settlement Amount = Notional Amount x Strike Differential
	Strike Differential =	Strike Level - Index Ending Level
Index Starting Level
Index Starting Level:		20,000.
Strike Level:		19,000, which is 95.00% of the index starting level.
Knock-out Level:		16,000, which is 80.00% of the index starting level.
Index Ending Level:		The closing level of the index on the expiration date.

As calculated herein, the hypothetical payment amounts on your Warrants on the cash settlement payment date may bear little or no relationship to the actual market value of your Warrants on that date or at any other time, including any time over the term of the Warrants that you might wish to sell your Warrants. In addition, you should not view the hypothetical payment amounts as an indication of the possible financial return on an investment in your Warrants, since the financial return will be affected by various factors, including taxes, which the hypothetical information does not take into account. Moreover, whatever the financial return on your Warrants might be, it may bear little relation to-and may be much less than-the financial return that you might achieve were you to invest in a short position on the index or the index constituent stocks. The factors listed under “Risk Factors -Owning the Warrants is not the same as owning a short position in the index constituent stocks”, among others, may cause the financial return on your Warrants to differ from the financial return you would receive by investing in a short position on the index or the index constituent stocks.

We describe various risk factors that may affect the market value of the Warrants, and the unpredictable nature of that market value, under “Risk Factors” beginning on page S-10 of this prospectus supplement.

We cannot predict the levels of the index during the term of your Warrants or, therefore, whether a knock-out event will occur or whether the index ending level will be less than the strike level and equal to or greater than the knock-out level. Moreover, the assumptions we make in connection with any hypothetical information herein may not reflect actual events. Consequently, that information may give little or no indication of the cash settlement amount (if any) that may be delivered in respect of your Warrants on the cash settlement payment date, nor should it be viewed as an indication of the financial return on your Warrants or of how that return might compare to the financial return if you were to invest in a short position on the index or the index constituent stocks.

Hypothetical Index Performance			Hypothetical Return if a Knock-Out Event Occurs			Hypothetical Return if a Knock-Out Event Does Not Occur
Hypothetical Index Ending Level	Percentage Change in Index from Index Starting Level	Strike Differential	Cash Settlement Amount	Cash Settlement Amount minus Premium	Cash Settlement Amount minus Premium as Percentage Return on Premium	Cash Settlement Amount	Cash Settlement Amount minus Premium	Cash Settlement Amount minus Premium as Percentage Return on Premium
0.00	-100.00%	95.00%	$0.00	-$1,000.00	-100.00%	$0.00	-$1,000.00	-100.00%
4,000.00	-80.00%	75.00%	$0.00	-$1,000.00	-100.00%	$0.00	-$1,000.00	-100.00%
8,000.00	-60.00%	55.00%	$0.00	-$1,000.00	-100.00%	$0.00	-$1,000.00	-100.00%
12,000.00	-40.00%	35.00%	$0.00	-$1,000.00	-100.00%	$0.00	-$1,000.00	-100.00%
13,000.00	-35.00%	30.00%	$0.00	-$1,000.00	-100.00%	$0.00	-$1,000.00	-100.00%
14,000.00	-30.00%	25.00%	$0.00	-$1,000.00	-100.00%	$0.00	-$1,000.00	-100.00%
16,000.00	-20.00%	15.00%	$0.00	-$1,000.00	-100.00%	$7,500.00	$6,500.00	650.00%
17,000.00	-15.00%	10.00%	$0.00	-$1,000.00	-100.00%	$5,000.00	$4,000.00	400.00%
18,000.00	-10.00%	5.00%	$0.00	-$1,000.00	-100.00%	$2,500.00	$1,500.00	150.00%
18,400.00	-8.00%	3.00%	$0.00	-$1,000.00	-100.00%	$1,500.00	$500.00	50.00%
18,600.00	-7.00%	2.00%	$0.00	-$1,000.00	-100.00%	$1,000.00	$0.00	0.00%
18,800.00	-6.00%	1.00%	$0.00	-$1,000.00	-100.00%	$500.00	-$500.00	-50.00%
19,000.00	-5.00%	0.00%	$0.00	-$1,000.00	-100.00%	$0.00	-$1,000.00	-100.00%
19,400.00	-3.00%	-2.00%	$0.00	-$1,000.00	-100.00%	$0.00	-$1,000.00	-100.00%
20,000.00	0.00%	-5.00%	$0.00	-$1,000.00	-100.00%	$0.00	-$1,000.00	-100.00%
22,000.00	10.00%	-15.00%	$0.00	-$1,000.00	-100.00%	$0.00	-$1,000.00	-100.00%
24,000.00	20.00%	-25.00%	$0.00	-$1,000.00	-100.00%	$0.00	-$1,000.00	-100.00%
26,000.00	30.00%	-35.00%	$0.00	-$1,000.00	-100.00%	$0.00	-$1,000.00	-100.00%
28,000.00	40.00%	-45.00%	$0.00	-$1,000.00	-100.00%	$0.00	-$1,000.00	-100.00%
30,000.00	50.00%	-55.00%	$0.00	-$1,000.00	-100.00%	$0.00	-$1,000.00	-100.00%
32,000.00	60.00%	-65.00%	$0.00	-$1,000.00	-100.00%	$0.00	-$1,000.00	-100.00%
34,000.00	70.00%	-75.00%	$0.00	-$1,000.00	-100.00%	$0.00	-$1,000.00	-100.00%
36,000.00	80.00%	-85.00%	$0.00	-$1,000.00	-100.00%	$0.00	-$1,000.00	-100.00%

RISK FACTORS

The return on the Warrants is linked to the performance of the Nasdaq-100 Index® (the “index”), and will depend on the amount by which the index ending level is less than the strike level. As the Warrants are also knock-out Warrants, the expiration date will be accelerated, the Warrants will not be automatically exercised and you will also lose all of your initial investment in the Warrants if, on any trading day during the observation period, the closing level of the index is less than the knock-out level. Investing in the Warrants is not equivalent to, and will not reflect the return you would realize from, taking a short position in the index or the constituent stocks. This section describes the most significant risks relating to the Warrants. We urge you to read the following information about these risks, together with the other information in this prospectus supplement, the index supplement and the accompanying prospectus before investing in the Warrants.

RISKS RELATING TO RETURN CHARACTERISTICS

The Warrants may expire worthless, resulting in a loss of all of your initial investment in the Warrants.

The Warrants are leveraged investments that involve a high degree of risk, which may result in the Warrants expiring worthless. If the index ending level is equal to or greater than the strike level, the Warrants will not be exercised and will expire worthless, and you will lose all of your initial investment in the Warrants. As the Warrants are also knock-out Warrants, the expiration date will be accelerated, the Warrants will not be automatically exercised and you will also lose all of your initial investment in the Warrants if, on any trading day during the observation period, the closing level of the index is less than the knock-out level. As a result, you will lose all of your initial investment in the Warrants if (i) the level of the index declines by more than 20.00% on any trading day during the observation period or (ii) the level of the index declines by less than 7.00% or has a positive return on the expiration date.

You may lose a significant portion of your initial investment even if the Warrants have value on the expiration date.

Even if the Warrants have value on the expiration date, if the index ending level declines by less than 7.00% relative to the index starting level, you will lose a significant portion of your initial investment in the Warrants.

The Warrants provide capped leveraged market exposure.

If the Warrants are automatically exercised, you will receive a leveraged gain or incur a leveraged loss on your investment depending on whether the index ending level has decreased by more or less than 7.00% relative to the relative to the initial index level. Because the Warrants will expire worthless if, on any trading day during the observation period, the closing level of the index is less than the index starting level by more than 20.00%, the maximum return you may receive on the Warrants is capped. If, however, the index ending level is less than the strike level but has decreased by less than 7.00% relative to the index starting level, you will lose a significant portion of your initial investment. Any payment on the Warrants is subject to the creditworthiness of UBS.

See “Prospectus Supplement Summary - What are the steps to calculate the cash settlement amount?” beginning on page S-7 and “General Terms of the Warrants - Payment to Holders of the Warrants - Cash Settlement Amount” beginning on page S-18 for a description of how the cash settlement amount will be calculated.

You will be exposed to the market risk of the index on each trading day during the observation period (including the expiration date).

You will be exposed to the market risk of the index on each trading day during the observation period, which consists of each day from, but excluding, the trade date to, and including, the expiration date. A knock-out event will be deemed to have occurred if the closing level of the index is less than the knock-out level on any trading day during the observation period. If a knock-out event occurs during the observation period, the expiration date will be accelerated and the Warrants will expire worthless on the deemed expiration date.

If a knock-out event does not occur, the return on the Warrants will be based on the closing level of the index on the expiration date.

The calculation agent will determine whether the Warrants a knock-out event has occurred and, if not, whether the Warrants will expire worthless or be automatically exercised on the expiration date and the cash settlement amount, if any, based on the closing level of the index as of the expiration date. Therefore, you may not receive a positive return on the Warrants even if, based on the closing level of the index on certain other dates during the term of the Warrants, the Warrants do not expire worthless and such closing level declined by more than 7.00% relative to the index starting level.

The Warrants will be automatically exercised on the expiration date.

Unless the expiration date is accelerated due to the occurrence of a knock-out event, the Warrants will be automatically exercised on the expiration date. Neither you nor we can exercise the Warrants at any time prior to the expiration date. Accordingly, unless you sell the Warrants prior to the expiration date, you will not be able to capture any beneficial changes in the level of the index prior to the expiration date. Further, you do not have a choice as to whether the Warrants will be automatically exercised on the expiration date. Accordingly, you will not be able to benefit from any decrease in the level of the index that occurs after the expiration date.

The Warrants are not standardized options issued by the Options Clearing Corporation.

The Warrants are not standardized options of the type issued by the Options Clearing Corporation (the “OCC”), a clearing agency regulated by the SEC. The Warrants are unsubordinated, unsecured contractual obligations of UBS and will rank equally with all of our other unsecured contractual obligations and unsecured and unsubordinated debt. Thus, unlike purchasers of OCC standardized options who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect from a clearing member’s failure, purchasers of Warrants must look solely to UBS for performance of its obligations to pay the cash settlement amount, if any, upon expiration of the Warrants. Further, the secondary market for the Warrants, if any, will not be as liquid as the market for OCC standardized options and therefore, sales of the Warrants prior to the expiration date might result in a price that is at a discount to the theoretical value of the Warrants based on the then prevailing level of the index and other factors as discussed below under “- Price of Warrants prior to the expiration date”.

The Warrants are suitable only for investors with options-approved accounts.

We are requiring that Warrants be sold only to investors with options-approved accounts approved for the purchase of put options. Investors considering purchasing the Warrants should be experienced with respect to options and options transactions and reach an investment decision only after carefully considering, with their advisors, the suitability of the Warrants in light of their particular circumstances.

The time remaining to the expiration date may adversely affect the market price of the Warrants.

A portion of the market value of a knock-out warrant at any time depends on the level of the index at such time relative to the strike level and knock-out level and is known as the “intrinsic value” of the Warrant. If the level of the index is less than the strike level at any time, the Warrant is considered “in-the-money”; whereas, if the closing level of the index is greater than the strike level at any time, the Warrant is considered “out-of-the money.” If the Warrant is out-of-the money at any time or, because the Warrants are knock-out warrants, if the level of the index is less than the knock-out level at any time, the intrinsic value of the Warrant will be zero. However, if the Warrant is in-the-money at any time and a knock-out event has not occurred, the intrinsic value of the Warrant will be positive. Another portion of the market value of a warrant at any time prior to expiration depends on the length of time remaining until the expiration date and is known as the “time value” of the warrant. At the trade date, the time value of the warrant represents its entire value; thereafter, the time value generally diminishes until, at expiration, the time value of the warrant is zero. Assuming all other factors are held constant, the risk that the Warrants will expire worthless will increase the more the level of the index increases above the strike level given the shorter the time remaining until the expiration date or decreases below the knock-out level. Therefore, the market value of the Warrants will reflect both the rise and decline in the level of the index and the time remaining to the expiration date, among other factors. See also “- Risks Relating to Liquidity and Secondary Market Issues” below.

Owning the Warrants is not the same as owning a short position in the index constituent stocks.

The return on your Warrants will not reflect the return you would realize if you actually shorted the index constituent stocks and held such investments for a similar period because:

●a short position in the index or the index constituent stocks is likely to have tax consequences that are different from an investment in the Warrants;

●the return on a short position in the index or index constituent stocks would depend primarily upon the relative depreciation or appreciation of such index or index constituents stocks during the term of the Warrants, and not on whether the Warrants are automatically exercised or, if the Warrants are automatically exercised, whether the decline of the index ending level from the strike level will result in a positive return on your initial investment;

●you will not have to make payments with respect to dividend payments or other distributions during the term of the Warrants, and any such dividends or distributions will not be factored into the determination of whether the Warrants will be automatically exercised or the calculation of the cash settlement amount, if any; and

●if you owned a short position in the index constituent stocks you could receive certain interest payments (the short interest rebate) from the entity that lends you the index constituent stocks for your short sale.

No assurance that the investment view implicit in the Warrants will be successful.

It is impossible to predict whether and the extent to which the level of the index will rise or fall. There can be no assurance that the closing level of the index will be greater than or equal to the knock-out level on each trading day during the observation period, that the index ending level will be less than the strike level or whether the decline of the index ending level from the strike level will result in a positive return on your initial investment. The level of the index will be influenced by complex and interrelated economic, financial, political, force majeure and regulatory or judicial events and other factors that affect the issuer(s) of the index constituent stocks. You should be willing to accept the risks associated with the relevant markets tracked by the index and the index constituent stocks, and the risk of losing a significant portion or all of your initial investment.

No interest payments on the Warrants.

UBS will not pay any interest with respect to the Warrants.

The formula for calculating the cash settlement amount does not take into account all developments in the index.

Changes in the level of the index during the term of the Warrants before the expiration date will not be reflected in the calculation of the amount payable, if any, upon the cash settlement payment date of the Warrants. The calculation agent will calculate the cash settlement amount by comparing only the closing level of the index on the trade date relative to the closing level of the index on the expiration date. No other levels will be taken into account. As a result, you may lose all of your initial investment even if the level of the index has decreased from the index starting level by more than 7.00% at certain times during the term of the Warrants before rising to an index closing level greater than or equal to the strike level.

The calculation agent can postpone each trade date during the observation period, including the expiration date (and thus the settlement date or cash settlement payment date, respectively) upon the occurrence of a market disruption event.

The calculation agent will determine the payment at maturity of the Warrants based on observed levels of the index over the term of the Warrants and can postpone the determination of the terms of the Warrants, if a market disruption event occurs and is continuing on the trade date and the closing level on any trading day during the observation period (including the expiration date). If the calculation agent determines that, on any trading day during the observation period, a market disruption event has occurred or is continuing with respect to the index, and such affected trading date will be postponed to the first succeeding trading day on which a market disruption event has not occurred (such day, a “valid date”). If the first succeeding valid date in respect of the index has not occurred as of the close of trading on the eighth trading day immediately following the original date that would have been the last trading day during the observation period, then (1) that eighth trading day shall be deemed to be the expiration date, and (2) the calculation agent shall estimate the closing level that would have prevailed in the absence of the market disruption event.

Notwithstanding the occurrence of a market disruption event, the calculation agent may waive its right to postpone any trading day during the observation period (including the expiration date) if it determines that one or more market disruption events has not and is not likely to materially impair its ability to determine the closing level of the index on such date.

The calculation agent may postpone the determination of the index starting level on the trade date if it determines that a market disruption event has occurred or is continuing with respect to the index on that date. If the trade date is postponed, the calculation agent may adjust the settlement date as well as the expiration date and the cash settlement payment date to ensure that the stated term of that offering of the Warrants remains the same. See “General Terms of the Warrants - Market Disruption Event” beginning on page S-19.

RISKS RELATING TO CHARACTERISTICS OF THE INDEX

The Warrants are subject to increased market risk of the index.

The return on the Warrants, which may be positive or negative, is directly linked to the performance of the index and indirectly linked to the value of the index constituent stocks. The level of the index can rise or fall sharply due to factors specific to the index or its index constituent stocks, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. In addition, the Warrants have an increased sensitivity to market risk. Because your investment in the Warrants provides for leveraged exposure to the index, changes in the level of the index (both positive and negative) will have a greater impact on the value of the Warrants prior to the expiration date, and the cash settlement amount, if any, on your Warrants.

UBS and its affiliates have no affiliation with the index sponsor and are not responsible for their public disclosure of information.

We and our affiliates are not affiliated with index sponsor (except for licensing arrangements discussed herein) and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the index. If the index sponsor discontinues or suspends the calculation of the index, it may become difficult to determine the market value of the Warrants and the cash settlement amount. The calculation agent may designate a successor index. If the calculation agent determines that no successor index comparable to the index exists, the payment you receive on the cash settlement payment date will be determined by the calculation agent. See “General Terms of the Warrants - Market Disruption Event” beginning on page S-19 and “General Terms of the Warrants - Role of Calculation Agent” beginning on page S-21. The index sponsor is not involved in the offer of the Warrants in any way. The index sponsor does not have any obligation to consider your interests as an owner of the Warrants in taking any actions that might affect the market value of your Warrants or the cash settlement amount.

We have derived the information about the index sponsor and the index from publicly available information, without independent verification. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the index sponsor or the index. You, as an investor in the Warrants, should make your own independent investigation into the index sponsor and the index for your Warrants.

Changes affecting the index, including regulatory changes, could have an adverse effect on the market value of, and return on, your Warrants.

The policies of the index sponsor as specified under “Information About the Index” (the “index sponsor”), concerning additions, deletions and substitutions of the index constituent stocks and the manner in which the index sponsor takes account of certain changes affecting those index constituent stocks may adversely affect the level of the index. The policies of an index sponsor with respect to the calculation of the index could also adversely affect the level of the index. An index sponsor may discontinue or suspend calculation or dissemination of the index. Further, indices like the index have been, and continue to be, the subject of regulatory guidance and proposal for reform, including the European Union’s Regulation (EU) 2016/1011. The occurrence of a benchmark event (as defined below under “General Terms of the Warrants - Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, the Index; Alteration of Method of Calculation”), such as the failure of a benchmark (the index) or the administrator (its index sponsor) or user of a benchmark (such as UBS), to comply with the authorization, equivalence or other requirements of the benchmarks regulation, may result in the discontinuation of the relevant benchmark or a prohibition on its use. If these or other events occur, then the calculation agent may select a successor index, reference a replacement basket or use an alternative method of calculation, in each case, in a manner it considers appropriate, or, if it determines that no successor index, replacement basket or alternative method of calculation would be comparable to the original index, it may deem the closing level of the original index on the trading day immediately prior to the date of such event to be its closing level on each applicable date. Such events and the potential adjustments are described further below under “General Terms of the Warrants - Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, the Index; Alteration of Method of Calculation”. Notwithstanding the ability of the calculation agent to make any of the foregoing adjustments, any such change or event could adversely affect the market value of, and return on, the Warrants.

Historical performance of the index should not be taken as an indication of the future performance of the index during the term of the Warrants.

The market prices of the index constituent stocks will determine the level of the index. The historical performance of the index should not be taken as an indication of the future performance of the index. As a result, it is impossible to predict whether the level of the index will rise or fall. Market prices of the index constituent stocks will be influenced by complex and interrelated political, economic, financial, judicial, force majeure and other factors that can affect the market prices of such index constituent stocks.

The index reflects price return, not total return.

The return on your Warrants is based on the performance of the index, which reflects the changes in the market prices of the index constituent stocks. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the index constituent stocks. The return on your Warrants will not include such a total return feature or dividend component.

The Warrants are subject to risks associated with non-U.S. companies.

The Nasdaq-100 Index® is comprised, in part, of non-U.S. companies. Market developments may affect non-U.S. markets differently from U.S. securities markets and direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. Securities issued by non-U.S. companies are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the applicable underlying constituents include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in securities of non-U.S. companies and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

RISKS RELATING TO LIQUIDITY AND SECONDARY MARKET ISSUES

There may not be an active trading market in the Warrants-Sales in the secondary market may result in significant losses.

You should be willing to hold your Warrants until the expiration date. There may be little or no secondary market for the Warrants. The Warrants will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and other affiliates of UBS may make a market for the Warrants, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market-making activities at any time.

Furthermore, even if there is a secondary market for the Warrants, there may be times when Warrant prices will not maintain their customary or anticipated relationships to the index constituent stocks. Changes in volatility, or other factors or conditions might adversely affect the liquidity, efficiency, continuity or even the orderliness of any secondary market for particular Warrants. Unusual events-such as market disruption events, including computer malfunction, fire or natural disaster or even extraordinary trading volume-may affect normal market operations. If trading is halted or suspended in one or more of the exchanges for index constituent stocks (or listed options thereof), any secondary market making of the Warrants on that index may also be halted.

If you sell your Warrants prior to the expiration date, you may have to do so at a substantial discount from the premium, and as a result, you may suffer substantial losses, even in cases where the level of the index has declined favorably to you since the trade date. The potential returns described herein are possible only in the case that you hold your Warrants until the expiration date.

The market value of the Warrants may be influenced by unpredictable factors.

The market value of your Warrants may fluctuate between the date you purchase them and the expiration date, when the calculation agent will determine your cash settlement amount. Several factors, many of which are beyond our control, will influence the market value of the Warrants. We expect that generally the level of the index on any day will affect the market value of the Warrants more than any other single factor. Other factors that may influence the market value of the Warrants include:

●the time remaining to the expiration date of the Warrants;

●the level of the index relative to the strike level of the Warrant;

●the volatility of the index (i.e., the frequency and magnitude of changes in the level of the index over the term of the Warrants);

●the composition of the index and changes to the index constituent stocks;

●the market prices of the index constituent stocks;

●the dividend rate paid on the index constituent stocks (while not paid by holders of the Warrants, dividend payments on any index constituent stock may influence the level of the index and therefore affect the market value of the Warrants);

●interest rates in the U.S. market and each market related to the index;

●supply and demand for the Warrants, including inventory positions with UBS Securities LLC or any other market-maker;

●the creditworthiness of UBS; and

●geopolitical, economic, financial, political, regulatory, judicial, force majeure or other events that affect the level of the index and equity markets generally.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Warrants may offset or enhance the effect of another factor.

The inclusion of commissions and compensation in the premium is likely to adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates (or any third party market maker) are willing to purchase the Warrants in secondary market transactions will likely be lower than the premium, since the premium is likely to include, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to, or embedded profit in, the Warrants. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

The price at which UBS Securities LLC and its affiliates may offer to buy the Warrants in the secondary market (if any) may be greater than UBS’ valuation of the Warrants at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements.

For a limited period of time following the issuance of the Warrants, UBS Securities LLC or its affiliates may offer to buy or sell such Warrants at a price that exceeds (i) our valuation of the Warrants at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Warrants following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified in the “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)” section of the relevant final prospectus supplement. Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Warrants, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Financial Services Inc. and UBS Securities LLC with their selling agents of financial products of UBS such as the Warrants. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Warrants and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of options or Warrants. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

HEDGING ACTIVITIES AND CONFLICTS OF INTEREST

Trading and other transactions by UBS or its affiliates in the index constituent stocks, futures, options, exchange-traded funds or other derivative products on such index constituent stocks or the index may impair the market value of the Warrants.

As described below under “Use of Proceeds and Hedging” on page S-22, UBS or its affiliates may hedge their obligations under the Warrants by purchasing the index constituent stocks, futures or options on the index constituent stocks or the index, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the index constituent stocks or the index, and they may adjust these hedges by, among other things, purchasing or selling the index constituent stocks, futures, options, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the index constituent stocks or the index at any time. Although they are not expected to, any of these hedging activities may adversely affect the market prices of such index constituent stocks and/or the level of the index and, therefore, the cash settlement amount and the market value of the Warrants. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Warrants declines. No holder of the Warrants will have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

UBS or its affiliates may also engage in trading in the index constituent stocks and other investments relating to the index constituent stocks or the index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market prices of the index constituent stocks and the level of the index and, therefore, the cash settlement amount and the market value of the Warrants. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any index constituent stocks or the index. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of, and your return on, the Warrants.

UBS Securities LLC and other affiliates of UBS, as well as other third parties, may also make a secondary market in the Warrants, although they are not obligated to do so. As market makers, trading of the Warrants may cause UBS Securities LLC or other affiliates of UBS, as well as other third parties, to be long or short the Warrants in their inventory. The supply and demand for the Warrants, including inventory positions of market makers, may affect the secondary market price for the Warrants.

The business activities of UBS or its affiliates may create conflicts of interest.

As noted above, UBS and its affiliates expect to engage in trading activities related to the index or the index constituent stocks that are not for the account of holders of the Warrants or on their behalf. These trading activities may present a conflict between the holders’ interest in the Warrants and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades and options and other derivatives transactions for their customers and in accounts under their management. These trading activities, if they influence the level of the index, could be adverse to the interests of the holders of the Warrants.

UBS and its affiliates may, at present or in the future, engage in business with the issuers of the index constituent stocks, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS or another affiliate of UBS and the interests of holders of the Warrants as beneficial owners of the Warrants. Any of these activities by UBS, UBS Securities LLC or other affiliates may affect the market prices of the index constituent stocks and the level of the index and, therefore, the cash settlement amount and the market value of the Warrants.

Dealer incentives

UBS and its affiliates act in various capacities with respect to the Warrants. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Warrants. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Warrants and such compensation may serve as an incentive to sell these Warrants instead of other investments. We will pay total underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Warrant to any of our affiliates acting as agents or dealers in connection with the distribution of the Warrants. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Warrants in the secondary market.

We and our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the Warrants and may do so in the future. Any such research, opinions or recommendations could affect the level of the index or the market value of, and the return on, the Warrants.

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Warrants, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Warrants. UBS and its affiliates may have published research or other opinions that call into question the investment view implicit in your Warrants. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Warrants and the index.

There are potential conflicts of interest between you and the calculation agent.

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the cash settlement amount, if any, due on the cash settlement payment date. We may change the calculation agent after the original issue date of the Warrants without notice. For a fuller description of the calculation agent’s role, see “General Terms of the Warrants - Role of Calculation Agent”. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the index constituent stocks or the index has occurred or is continuing on the any trading day during the observation period, including the expiration date. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of any of our affiliates to unwind hedge positions. See “Use of Proceeds and Hedging”. Since this determination by the calculation agent may affect the cash settlement amount, if any, the calculation agent may have a conflict of interest if it needs to make any such decision. Furthermore, as UBS determines the economic terms of the Warrants, including the premium, and such terms include hedging costs, issuance costs and projected profits, the Warrants represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

Affiliates of UBS may act as agent or dealer in connection with the sale of the Warrants.

UBS and its affiliates act in various capacities with respect to the Warrants. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Warrants. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Warrants and such compensation may serve as an incentive to sell these Warrants instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Warrants. Furthermore, given that UBS Securities LLC’s and its affiliates’ temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC’s and its affiliates from recommending sale of your Warrants in the secondary market.

RISKS RELATING TO GENERAL CREDIT CHARACTERISTICS

Any payment on the Warrants is subject to the creditworthiness of UBS.

The Warrants are unsubordinated, unsecured contractual obligations of UBS, will rank equally with all of our other unsecured contractual obligations and unsecured and unsubordinated debt and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Warrants, including any repayment of your initial investment, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Warrants and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Warrants and you could lose all of your initial investment.

If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Warrants and/or the ability of UBS to make payments thereunder.

The Swiss Federal Act on Banks and Savings Banks of November 8, 1934, as amended (the “Swiss Banking Act”) grants the Swiss Financial Market Supervisory Authority (“FINMA”) broad powers to take measures and actions in relation to UBS if it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or, after expiry of a deadline, UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis). If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings.

In restructuring proceedings, FINMA, as resolution authority, is competent to approve the restructuring plan. The restructuring plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Warrants) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the partial or full conversion of UBS’ debt and/or other obligations, including its obligations under the Warrants, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Warrants. Prior to any debt-to-equity swap or write-off with respect to any Warrants, outstanding equity and debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital must be converted or written-down, as applicable, and cancelled. The Swiss Banking Act addresses the order in which a debt-to-equity swap or a write-off of debt instruments (other than debt instruments qualifying as additional tier 1 capital or tier 2 capital) should occur: first, all subordinated obligations not qualifying as regulatory capital; second, debt instruments for loss absorbency in the course of insolvency measures (Schuldinstrumente zur Verlusttragung im Falle von Insolvenzmassnahmen) under the Swiss Ordinance concerning Capital Adequacy and Risk Diversification for Banks and Securities Dealers of June 1, 2012, as amended; third, all other obligations not excluded by law from a debt-to-equity swap or write-off (other than deposits), such as the Warrants; and fourth, deposits to the extent in excess of the amount privileged by law. However, given the broad discretion granted to FINMA, any restructuring plan approved by FINMA in connection with restructuring proceedings with respect to UBS could provide that the claims under or in connection with the Warrants will be fully or partially converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with UBS’ obligations under the Warrants. Consequently, the exercise by FINMA of any of its statutory resolution powers or any suggestion of any such exercise could materially adversely affect the rights of holders of the Warrants, the price or value of their investment in the Warrants and/or the ability of UBS to satisfy its obligations under the Warrants and could lead to holders losing some or all of their investment in the Warrants.

Once FINMA has opened restructuring proceedings with respect to UBS, it may consider factors such as the results of operations, financial condition (in particular, the level of indebtedness, potential future losses and/or restructuring costs), liquidity profile and regulatory capital adequacy of UBS and its subsidiaries, or any other factors of its choosing, when determining whether to exercise any of its statutory resolution powers with respect to UBS, including, if it chooses to exercise such powers to order a debt-to- equity swap and/or a write-off, whether to do so in full or in part. The criteria that FINMA may consider in exercising any statutory resolution power provide it with considerable discretion. Therefore, holders of the Warrants may not be able to refer to publicly available criteria in order to anticipate a potential exercise of any such power and, consequently, its potential effects on the Warrants and/or UBS.

If UBS were to be subject to restructuring proceedings, the creditors whose claims are affected by the restructuring plan would not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan with respect to UBS has been approved by FINMA, the rights of a creditor to challenge the restructuring plan or have the restructuring plan reviewed by a judicial or administrative process or otherwise (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Warrants or otherwise be in violation of the Swiss Banking Act) are very limited. Even if any of UBS’ creditors were to successfully challenge the restructuring plan in court, the court could only require the relevant creditors to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated and how it would be funded. Any such challenge (even if successful) would not suspend, or result in the suspension of, the implementation of the restructuring plan.

RISKS RELATING TO TAXATION ISSUES

Significant aspects of the tax treatment of the Warrants are uncertain.

Significant aspects of the tax treatment of the Warrants are uncertain. We do not plan to request a ruling from the Internal Revenue Service (“IRS”) regarding the tax treatment of the Warrants, and the IRS or a court may not agree with the tax treatment described in this prospectus supplement. You should read carefully the section entitled “Material U.S. Federal Income Tax Consequences” herein and should consult your tax advisor about your tax situation.

In addition, the IRS has announced in IRS Notice 2008-2 that it and the Treasury Department are considering whether holders of prepaid forward or certain other financial contracts should be required to accrue income during the term of the transaction, even if such contracts are not otherwise treated as indebtedness for U.S. federal income tax purposes and solicited comments with respect to the appropriate methodology, scope and other tax issues associated with such transactions, including appropriate transition and effective dates. Legislation has also been introduced that, if enacted, could have affected the tax treatment of derivative contracts. Although neither IRS Notice 2008-2 nor proposed legislation would by their terms apply to contracts that are treated as pre-paid derivative contracts (including options) for U.S. income tax purposes, future legislation or IRS guidance could change current law treatment of such pre-paid derivative contracts, perhaps retroactively. In the event that any such treatment is adopted, a U.S. holder may be required to accrue ordinary income over the term of the Warrants.

In 2007, legislation was introduced in Congress that, if enacted, would have required holders of Warrants purchased after the bill was enacted to accrue interest income over the term of the Warrants despite the fact that there will be no interest payments over the term of the Warrants. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Warrants.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Warrants to be marked to market on an annual basis with the all gains and losses to be treated as ordinary, subject to certain exceptions. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Warrants. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Information about the Index

We have derived all information regarding the Nasdaq-100 Index® (“NDX”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by The Nasdaq OMX Group, Inc. and its affiliates (collectively, “Nasdaq OMX”) (its “index sponsor” or “Nasdaq OMX”).

NDX is published by Nasdaq OMX, but Nasdaq OMX has no obligation to continue to publish NDX, and may discontinue publication of NDX at any time. NDX is determined, comprised and calculated by Nasdaq OMX without regard to this instrument.

As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers – Nasdaq-100 Index®”, NDX includes 100 of the largest domestic and international non-financial securities listed on the Nasdaq Stock Market® (“Nasdaq”) based on market capitalization. NDX includes companies across major industry groups including computer hardware and software, telecommunications, retail and wholesale trade, and biotechnology, but does not contain securities of financial companies, including investment companies.

NDX is calculated under a modified capitalization-weighted methodology. The methodology is expected to retain in general the economic attributes of capitalization-weighting while providing enhanced diversification. To accomplish this, Nasdaq OMX will review the composition of NDX on a quarterly basis and adjust the weightings of Index components using a proprietary algorithm, if certain pre-established weight distribution requirements are not met.

Information from outside sources is not incorporated by reference in, and should not be considered part of this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the index.

Historical Closing Levels of the Index

The closing level of the index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the index during any period shown below is not an indication that the index is more or less likely to increase or decrease at any time during the life of your Warrants.

The graph below illustrates the performance of the index from January 1, 2014 through August 14, 2024, based on information from Bloomberg. The dotted lines represent the hypothetical knock-out level of 15,218.14 and the hypothetical strike level of 18,071.55, which are equal to 80.00% and 95.00%, respectively, of 19,022.68 (the "hypothetical index starting level"), which was the closing level on August 14, 2024. The actual index starting level and therefore the corresponding knock-out level and strike level will be determined on the trade date. Past performance of the index is not indicative of the future performance of the index.

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Date

General Terms of the Warrants

The following is a summary of the general terms of the Warrants. The information in this section is qualified in its entirety by the more detailed explanation set forth elsewhere herein and in the accompanying prospectus. In this section, references to “holders” mean those who own the Warrants registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Warrants registered in street name or in the Warrants issued in book-entry form through the Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Warrants should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The Warrants are part of a series that we may issue, from time to time, under the warrant indenture more particularly described in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the Warrants. Terms that apply generally to all Warrants are described in “Description of Warrants We May Offer” in the accompanying prospectus. The terms described herein (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the premium and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Warrants. If you have purchased the Warrants in a market-making transaction after the initial sale, information about the premium and date of sale to you will be provided in a separate confirmation of sale. We describe the terms of the Warrants in more detail below.

Currency

Amounts that become due and payable on your Warrants will be payable in U.S. dollars.

Coupon

We will not pay you interest during the term of the Warrants.

Denominations

The Warrants are unsubordinated, unsecured contractual obligations of UBS, with a premium of $1,000 per Warrant, and a minimum purchase of 10 Warrants (for a total minimum Premium of $10,000.00).

Exercise of Warrants; Worthless Expiration

The Warrants are not exercisable at the option of the holder and will be automatically exercised or will expire worthless on the expiration date:

♦

Automatic Exercise: If the index ending level is less than the strike level and a knock-out event has not occurred during the observation period, the Warrants will be automatically exercised, and for each Warrant, UBS will pay the cash settlement amount on the cash settlement payment date, calculated as follows:

Cash Settlement Amount = Notional Amount × Strike Differential
♦	Expire Worthless if Out-of-the Money: If the index ending level is equal to or greater than the strike level, the Warrants will expire worthless on the expiration date.
♦

Expire Worthless if Knocked-Out: Because the Warrants are also knock-out warrants, if, on any trading day during the observation period, the closing level of the index is less than the knock-out level, a knock-out event will occur, the expiration date will be accelerated and the Warrants will expire worthless.

In these two scenarios, you will lose all of your initial investment and will not receive any cash payment upon expiration.

Investing in the Warrants involves significant risks. If the index ending level is equal to or greater than the strike level, the Warrants will not be exercised and will expire worthless, and you will lose all of your initial investment in the Warrants. As the Warrants are also knock-out Warrants, the expiration date will be accelerated, the Warrants will not be automatically exercised and you will also lose all of your initial investment in the Warrants if, on any trading day during the observation period, the closing level of the index is less than the knock-out level. Even if the Warrants have value on the expiration date, if the index ending level declines by less than 7.00% from relative to the index starting level, you will lose a significant portion of your initial investment in the Warrants. Investing in the Warrants involves a high degree of risk, including the possibility that the Warrants will expire worthless. Any payment on the Warrants is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Warrants and you could lose all of your initial investment.

Payment to holders of the Warrants - cash settlement amount

The Warrants are cash-settled knock-out put warrants linked to the performance of the index, meaning that the economic return a holder of the Warrants receives is a function of the extent to which the level of the index decreases from the strike level to the index ending level, subject to the knock-out level. As described above, the Warrants will be automatically exercised or expire worthless on the expiration date (which will be accelerated upon the occurrence of a knock-out event). If the Warrants are automatically exercised, the cash settlement amount you receive on the cash settlement payment date will be based on the index ending level relative to the strike level.

The “premium” or “initial investment” will be $1,000 per Warrant, representing a maximum of 2.00% (to be determined on the trade date) of the notional amount per Warrant.

The “notional amount” is at least $50,000.00 per Warrant (to be determined on the trade date).

The “strike differential” is the quotient, expressed as a percentage, of (i) the strike level minus the index ending level divided by (ii) the index starting level. The strike differential may be positive or negative and is calculated as follows:

Strike Differential =	Strike Level - Index Ending Level
Index Starting Level

The “strike level” is equal to 95.00% of the index starting level.

The “index starting level” will equal the closing level of the index on the trade date, as determined by the calculation agent.

The “knock-out level” is equal to 80.00% of the index starting level.

The “index ending level” will be equal to the closing level of the index on the expiration date, as determined by the calculation agent.

The “trade date” will be the date specified on the cover hereof, or if such day is not a trading day, the next following trading day, subject to postponement in the event of a market disruption event as described under “ - Market Disruption Event”.

The “settlement date” will be the date specified on the cover hereof, or if such day is not a business day, the next following business day, subject to postponement in the event of a market disruption event as described under “ - Market Disruption Event”.

The “expiration date” will be the date specified on the cover hereof, or if such day is not a trading day, the next following trading day, subject to postponement in the event of a market disruption event as described under “ - Market Disruption Event”. If a knock-out event occurs on any trading day during the observation period, that day will be deemed to be the expiration date.

The “cash settlement payment date” will be the date specified on the cover hereof, or if such day is not a business day, the next following business day, subject to postponement in the event of a market disruption event as described under “ - Market Disruption Event”. If the expiration date is accelerated due to the occurrence of a knock-out event, the cash settlement payment date will be automatically accelerated to maintain the same number of business days between the accelerated expiration date and the cash settlement payment date that existed prior to the acceleration of the expiration date.

The "observation period" will be each trading day from and excluding the trade date to and including the expiration date.

The "cash settlement amount" per Warrant is an amount in cash equal to the notional amount per Warrant multiplied by the strike differential. Expressed as a formula.

Cash Settlement Amount = Notional Amount × Strike Differential

You are only entitled to receive the cash settlement amount if the index ending level is less than the strike level and equal to or greater than the knock-out level.

Investing in the Warrants involves significant risks. If the index ending level is equal to or greater than the strike level, the Warrants will not be exercised and will expire worthless, and you will lose all of your initial investment in the Warrants. As the Warrants are also knock-out Warrants, the expiration date will be accelerated, the Warrants will not be automatically exercised and you will also lose all of your initial investment in the Warrants if, on any trading day during the observation period, the closing level of the index is less than the knock-out level. Even if the Warrants have value on the expiration date, if the index ending level declines by less than 7.00% relative to the index starting level, you will lose a significant portion of your initial investment in the Warrants. Investing in the Warrants involves a high degree of risk, including the possibility that the Warrants will expire worthless. Any payment on the Warrants is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Warrants and you could lose all of your initial investment.

Closing Level

The “closing level” of the index on any trading day means the (i) closing level of the index, or (ii) if the index is unavailable, any successor index or alternative calculation of the index, in either case as published following the regular official weekday close of the principal trading session of the primary exchange for the index constituent stocks of the index, as determined by the calculation agent.

Expiration Date

We currently expect the expiration date to be The date specified on the cover hereof. The expiration date is subject to postponement upon the occurrence of a market disruption event as discussed below under “- Market Disruption Event”. If a knock-out event occurs on any trading day during the observation period, that day will be deemed to be the expiration date.

Cash Settlement Payment Date

We currently expect the cash settlement payment date to be the date specified on the cover hereof, unless that day is not a business day, in which case the cash settlement payment date will be the next following business day. If the calculation agent postpones the expiration date with respect to the index upon the occurrence of a market disruption event, as discussed above under “- Expiration Date”, the cash settlement payment date will be automatically postponed to maintain the same number of business days between the postponed expiration date and the cash settlement payment date that existed prior to the postponement of the expiration date. If the expiration date is accelerated due to the occurrence of a knock-out event, the Warrants will expire worthless and the cash settlement payment date will be automatically accelerated to maintain the same number of business days between the accelerated expiration date and the cash settlement payment date that existed prior to the acceleration of the expiration date.

Market Disruption Event

The calculation agent will determine the closing level of the index on each trading date during the observation period and the index ending level based upon the closing level of the index on the expiration date. The closing level of the index of each trading date during the observation period, including the expiration date, may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing with respect to the index, and the trading date or expiration date, as applicable, will be postponed to the first succeeding trading day on which no market disruption event occurs or is continuing. If a market disruption event occurs or is continuing as of the close of trading on the eighth trading day immediately following the original date that, but for the occurrence of another market disruption event, would have been a trading date during the observation period or the expiration date, then (1) that eighth trading day shall be deemed to be the relevant trading date or the expiration date, and (2) the calculation agent shall determine the closing level on such date. In such an event, the calculation agent will estimate the closing level that would have prevailed in the absence of the market disruption event. The calculation agent may also adjust the cash settlement payment date to ensure the number of business days between the expiration date and the cash settlement payment date remain the same.

Notwithstanding the occurrence of one or more of the events below, which may, as determined by the calculation agent, constitute a market disruption event, the calculation agent may waive its right to postpone the expiration date, if it determines that one or more of the events described below has not and is not likely to materially impair its ability to determine the closing level of the index.

The calculation agent may also postpone the determination of the index starting level of the index on the trade date if it determines that a market disruption event has occurred or is continuing with respect to the index on that date. If the trade date is postponed, the calculation agent may adjust the expiration date and maturity date to ensure that the stated term of the Warrants remains the same.

Any of the following will be a market disruption event with respect to the index related to the Warrants, in each case as determined by the calculation agent:

♦

a suspension, absence or material limitation of trading in a material number of index constituent stocks, for more than two hours of trading or during the one hour before the close of trading in the applicable market or markets for such index constituent stocks;

♦

a suspension, absence or material limitation of trading in option or futures contracts relating to the index or to a material number of index constituent stocks in the primary market or markets for those contracts;

♦

any event that disrupts or impairs the ability of market participants in general (i) to effect transactions in, or obtain market values for a material number of index constituent stocks or (ii) to effect transactions in, or obtain market values for, futures or options contracts relating to the index or a material number of index constituent stocks in the primary market or markets for those options or contracts;

♦	the index is not published; or
♦

in any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates to (1) maintain or unwind all or a material portion of a hedge with respect to the Warrants that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” or (2) effect trading in the index constituent stocks and instruments linked to the index generally.

The following events will not be market disruption events with respect to the index:
♦

a limitation on the hours or numbers of days of trading on trading in options or futures contracts relating to such index or to a material number of index constituent stocks in the primary market or markets for those contracts, but only if the limitation results from an announced change in the regular business hours of the applicable market or markets; and

♦

a decision to permanently discontinue trading in the option or futures contracts relating to an index, in any index constituent stocks or in any option or futures contracts related to such index constituent stocks.

For this purpose, an “absence of trading” in those options or futures contracts will not include any time when that market is itself closed for trading under ordinary circumstances.

Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, the Index; Alteration of Method of Calculation

If (i) the index sponsor discontinues publication of the index; (ii) a benchmark event (as described below) under the EU benchmarks regulation (as described under “Risk Factors - Risks Relating to Characteristics of the Index - Changes that affect the index, including regulatory changes, could have an adverse effect on the market value of your Warrants and the cash settlement amount.”) occurs with respect to the index or index sponsor; or (iii) a change in law occurs with respect to the index or one or more index constituent stocks or the index sponsor otherwise modifies or reconstitutes the index or one or more index constituent stocks in response to what otherwise would have been a change in law; then the calculation agent may select a successor index. A “successor index” is an index that the calculation agent determines (i) is an EU benchmarks regulation-compliant index published by an EU benchmarks regulation-compliant index sponsor or otherwise compliant under any applicable laws rule or regulation, (ii) is comparable to the affected index and (iii) is not subject to a hedging restriction or any other legal or regulatory restriction prohibiting or restricting directly or indirectly, the investment in, or the sale, purchase beneficial ownership, holding or transfer of, or any other transaction or other dealing related to, such index (or any index constituent stock) by any class of eligible potential purchasers of the Warrants with respect to such successor index. A successor index is subject to a “hedging restriction” if UBS AG or any of its affiliates is subject to a trading restriction under the trading policies of UBS AG or any of its affiliates that would materially limit the ability of UBS AG or any of its affiliates to hedge the Warrants with respect to such successor index. If the calculation agent selects a successor index, then the calculation agent will determine the closing level of the index, strike differential, index starting level, index ending level, strike level and/or any other relevant term, as applicable, and the cash settlement amount by reference to such successor index. To the extent necessary, the calculation agent will adjust those terms to ensure cross-comparability of the discontinued and successor index.

Alternatively, if the calculation agent determines that a change in law has occurred or the calculation agent determines that there is no successor index, then the calculation agent may instead make the necessary determination by reference to a group of stocks, physical commodities, options or futures contracts on physical commodities or another index or indices, as applicable, and will apply a computation methodology that the calculation agent determines will as closely as reasonably possible replicate such index (giving effect to any change in law).

If the calculation agent determines that (i) any index constituent stocks or the method of calculating the index have been changed at any time in any respect that causes the level of the affected index not to fairly represent the level of that index had such changes not been made or that otherwise affects the calculation of the closing level of the index, strike differential, index starting level, index ending level, strike level and/or any other relevant term, as applicable, or the cash settlement amount, (ii) a change in law has occurred with respect to the index or any index constituent stock or (iii) the index sponsor has modified or reconstituted the index or one or more index constituent stocks in response to what otherwise would have been a change in law, then the calculation agent may make adjustments in the method of calculating the index that it believes are appropriate to ensure that the strike differential used to determine the cash settlement amount is equitable or make adjustments in the method of calculating the index that it believes are appropriate to offset, to the extent practical, any change in your economic position as a holder of the Warrants that results solely from such event to achieve an equitable result, or to give effect to such change in law.

Examples of any such changes that may cause the calculation agent to make the foregoing adjustment include, but are not limited to, additions, deletions or substitutions and any reweighting, rebalancing or reconstitution of the index constituent stocks, changes made by the index sponsor under its existing policies or following a modification of those policies, changes due to a change in law or due to the publication of a successor index, changes due to events affecting one or more of the issuers of any index constituent stocks, as applicable, or changes due to any other reason. All determinations and adjustments to be made with respect to the closing level of the index, strike differential, index starting level, index ending level, strike level and/or any other relevant term, as applicable, and the cash settlement amount or otherwise relating to the level of the affected index will be made by the calculation agent.

If, following the occurrence of any such event, the calculation agent determines that no successor index, replacement basket or alternative method of calculation would be comparable to the original index, then the calculation agent will deem the closing level(s) of the original index (or affected index constituent stocks) on the Trading Day immediately prior to the date of such event to be its closing level(s) on each remaining Trading Day to, and including, any Valuation Date or the Expiration Date, as applicable, and will calculate the applicable level of the index giving effect to such deemed level(s).

A “benchmark event” will occur if the applicable registration for the index or the index sponsor is not effective or has been suspended or withdrawn by the relevant authority with the effect that the use of the index or the index sponsor is not permitted or otherwise materially restricted under the EU benchmarks regulations or under any other applicable law, rule or regulation.

Change in Law

If (1) one or more index constituent stock is listed or admitted for trading on a non-U.S. exchange or market and (2) the calculation agent determines that a “change in law” (as defined below) occurs, then the calculation agent may take the actions described herein “- Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, the Index; Alteration of Method of Calculation”.

Any of the following may be determined by the calculation agent to be a “change in law” with respect to the index: due to (A) the adoption of or any change in any applicable law, regulation or order (including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change, announcement or statement of the formal or informal interpretation by any court, tribunal, regulatory or executive authority with competent jurisdiction of any applicable law, regulation or order, the direct or indirect sale, purchase, beneficial ownership, holding, or transfer of, or any other transaction or other dealing related to, an index constituent stock by any class of eligible potential purchasers of the Warrants, UBS or any affiliate is prohibited or, after giving effect to any applicable liquidation, unwind or cure period, will be prohibited (such applicable date, the “Change Date”).

Notwithstanding the foregoing, if the index sponsor publicly announces prior to the Change Date its intention to comply with the applicable change in law by removing any affected index constituent stocks then such event will not be a change in law.

Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of your Warrants without notice. The calculation agent will make all determinations regarding the cash settlement amount of your Warrants, market disruption events, business days, trading days, the index starting level, the index ending level and the amount payable in respect of your Warrants, in its sole discretion. All determinations of the calculation agent, absent manifest error, will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

Manner of Payment and Delivery

Any payment on or delivery pursuant to the Warrants on the cash settlement payment date will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Warrants are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depository.

Business Day

When we refer to a business day with respect to your Warrants, we mean any day that is a business day of the kind described in “Description of Warrants We May Offer - Payment When Offices are Closed” in the accompanying prospectus. Any payment to be made on a day that is not a business day will be made on the next following business day without any adjustment to amounts payable, if any.

Trading Day

A “trading day” is a day on which trading is scheduled to be generally conducted on the primary exchange(s) or market(s) on which the index constituent stocks are listed or admitted for trading, as determined by the calculation agent.

Unclaimed Payments

Regardless of who acts as paying agent, all money paid or warrant property delivered by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder of the Warrants will be repaid or redelivered to us. After that two-year period, the holder of the Warrants may look only to us for payment of any money or delivery of any warrant property, and not to the trustee, any other paying agent or anyone else.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Warrants for our operations and other general corporate purposes as described in the accompanying prospectus under “Use of Proceeds.” We and/or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Warrants as described below.

In anticipation of the sale of the Warrants, we and/or our affiliates expect to enter into hedging transactions involving purchases and sales of securities included in or linked to the index and/or listed and/or over-the-counter options, futures, exchange-traded funds or other instruments on the index constituent stocks or the index prior to, on, and/or after the Trade Date. From time to time, we and/or our affiliates may enter into additional hedging transactions or unwind those we have entered into. Consequently with regard to your Warrants, from time to time, we and/or our affiliates may:

♦ acquire or dispose of long or short positions of index constituent stocks and/or other securities of the index constituent stock issuers;

♦ acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the index or the price of the above instruments;

♦ acquire or dispose of long or short positions in listed or over-the-counter options, futures or exchange-traded funds or other instruments based on the level of other similar market indices or stocks; or

♦ any combination of the above three.

We and/or our affiliates may acquire a long or short position in securities similar to the Warrants from time to time and may, in our or their sole discretion, hold or resell those securities.

We and/or our affiliates may close out our or their hedge position relating to the Warrants on or before the Expiration Date. That step may involve sales or purchases of the instruments described above. No holder of the Warrants will have any rights or interest in our hedging activity or any positions we or our affiliates may take in connection with any hedging activity.

The hedging activity discussed above may adversely affect the market value of your Warrants from time to time and the cash settlement amount for your Warrants. See “Risk Factors” beginning on page S-10 of this prospectus supplement for a discussion of these adverse effects.

Material U.S. Federal Income Tax Consequences

The following is a general description of certain U.S. federal tax considerations relating to the Warrants. It does not purport to be a complete analysis of all tax considerations relating to the Warrants. Prospective purchasers of the Warrants should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the U.S. of acquiring, holding and disposing of the Warrants and receiving payments of amounts under the Warrants. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date. This discussion replaces the U.S. federal income tax discussion in the accompanying prospectus.

This discussion applies to you only if you acquire Warrants in the offering and you hold your Warrants as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

♦	a dealer in securities or currencies,
♦	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,
♦	a financial institution or bank,
♦	a regulated investment company or a real estate investment trust,
♦	a life insurance company,
♦	a tax-exempt organization including an “individual retirement account” or “Roth IRA”, as defined in Section 408 or 408A of the Internal Revenue Code of 1986, as amended (the “Code”), respectively,
♦

a person that owns Warrants as part of a hedging transaction, straddle, synthetic security, conversion transaction, or other integrated transaction, or who enters into a “constructive sale” with respect to the Warrants or a “wash sale” with respect to the Warrants or the index or the index constituent stocks,

♦	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar, or
♦	a U.S. holder who is subject to Section 451(b).

This discussion is based on the “Code”, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These legal authorities are subject to change, possibly on a retroactive basis.

Except as otherwise noted under “Non-U.S. Holders” below, this discussion is only applicable to you if you are a U.S. holder. You are a U.S. holder if you are a beneficial owner of a Warrant and you are: (i) a citizen or resident of the U.S., (ii) a domestic corporation, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

If a partnership holds the Warrants, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Warrants should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the Warrants.

You should consult your tax advisor regarding the U.S. federal, state and local tax consequences of owning and disposing of Warrants in your particular circumstances.

Tax Treatment of Warrants

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, based on certain factual representations by us, the Warrants should be treated as pre-paid derivative contracts (including, potentially, as options) for U.S. federal income tax purposes. Pursuant to the terms of the Warrants, you have agreed to treat the Warrants in such manner for U.S. federal income tax purposes. Except as otherwise noted below, the discussion below assumes that the Warrants will be so treated.

Tax Treatment of U.S. Holders

Prior to the cash settlement payment date or other termination date of your Warrant, you should generally not recognize any taxable income, gain and loss in respect of your Warrants.

On the cash settlement payment date (or other termination date) of your Warrants, you should recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the amount that you realize and your tax basis in your Warrants. In general, your tax basis in a Warrant should be equal to the amount you paid to acquire the Warrant. Capital gain or loss recognized by a U.S. holder in respect of the Warrants should be short-term capital gain or loss. The deductibility of capital losses is subject to limitations.

Possible Alternative Tax Treatments of an Investment in Warrants

Due to the absence of authorities that directly address the proper tax treatment of the Warrants, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment of the Warrants described above. If the IRS were successful in asserting an alternative treatment of the Warrants, the timing and character of income on your Warrants could differ materially from our description herein. For example, the IRS might treat the Warrants as debt instruments issued by us, in which event the taxation of the Warrants would be governed by certain Treasury regulations relating to the taxation of contingent payment debt instruments. In such event, regardless of whether you are an accrual method or cash method taxpayer, you may be required to accrue into income original issue discount, or “OID,” on the Warrants at our “comparable yield” for similar noncontingent debt, determined at the time of the issuance of the Warrants, in each year that you hold the Warrants (even though you will not receive any cash with respect to the Warrants during the term of the Warrants) and any gain recognized at expiration or upon sale or other disposition of the Warrants would generally be treated as ordinary income. Additionally if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS. Alternatively, it is possible that the IRS might assert that the Warrants represent separate pre-paid derivative contracts (including, potentially, options) on the components of the index or an ownership interest in such components, in which case you might be required to recognize gain or loss on any rebalancing of the index.

Other alternative U.S. federal income tax characterizations of the Warrants might also require you to include amounts in income during the term of the Warrants, without regard to how long you held the Warrants (including possible mark to market treatment or accrual of ordinary income over the term of the Warrants). Accordingly, you should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Warrants.

IRS Notice 2008-2

The IRS has announced that it and the Treasury Department are considering whether holders of prepaid forward or certain other financial contracts should be required to accrue income during the term of the transaction, even if such contracts are not otherwise treated as indebtedness for U.S. federal income tax purposes and solicited comments with respect to the appropriate methodology, scope and other tax issues associated with such transactions, including appropriate transition and effective dates. Legislation has also been introduced that, if enacted, could have affected the tax treatment of derivative contracts. Although neither IRS Notice 2008-2 nor proposed legislation would by their terms apply to contracts that are treated as pre-paid derivative contracts (including options) for U.S. income tax purposes, future legislation or IRS guidance could change current law treatment of such pre-paid derivative contracts, perhaps retroactively. In the event that any such treatment is adopted, a U.S. holder may be required to accrue ordinary income over the term of the Warrants.

Medicare Tax on Net Investment Income

U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Warrants, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets

U.S. holders may be subject to reporting obligations with respect to their Warrants if they do not hold their Warrants in an account maintained by a financial institution and the aggregate value of their Warrants and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds $50,000. Significant penalties can apply if a U.S. holder is required to disclose its Warrants and fails to do so.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Treasury regulations require U.S. taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the Warrants or a sale of the Warrants should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Warrants or a sale of the Warrants to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Warrants.

Backup Withholding and Information Reporting

The proceeds received from a sale, exchange or maturity of the Warrants will be subject to information reporting unless you are an “exempt recipient” (such as a U.S. corporation) and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions. If you are a non-U.S. holder and you provide a properly executed and fully completed applicable IRS Form W-8, you will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Non-U.S. Holders. This section applies only if you are a non-U.S. holder. For these purposes, you are a non-U.S. holder if you are the beneficial owner of the Warrants and are, for U.S. federal income tax purposes, a non-resident alien individual, a foreign corporation, or an estate or trust that, in either case, is not subject to U.S. federal income tax on a net income basis on income or gain from the Warrants.

If you are not a U.S. holder, subject to Section 871(m) and FATCA (as discussed below), you should generally not be subject to U.S. withholding tax with respect to payments on your Warrants or to generally applicable information reporting and backup withholding requirements upon the sale of your Warrants if you comply with certain certification and identification requirements as to your foreign status (by providing us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8).

In general, gain realized on the sale, exchange, automatic call or retirement of the Warrants by a Non-U.S. holder will not be subject to U.S. federal income tax, unless:

the gain with respect to the Warrants is effectively connected with a trade or business conducted by the Non-U.S. holder in the U.S., or the Non-U.S. holder is a nonresident alien individual who holds the Warrants as a capital asset and is present in the U.S. for more than 182 days in the taxable year of the sale and certain other conditions are satisfied, or has certain other present or former connections with the U.S.

If the gain realized on the sale, exchange or retirement of the Warrants by the Non-U.S. holder is described in either of the two preceding bullet points, the Non-U.S. Holder may be subject to U.S. federal income tax with respect to the gain except to the extent that an income tax treaty reduces or eliminates the tax and the appropriate documentation is provided.

Section 897. We will not attempt to ascertain whether any issuer of any index constituent stock (an “index constituent stock issuer”) would be treated as a “United States real property holding corporation” within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Warrants should be treated as “United States real property interests” as defined in Section 897 of the Code. If any index constituent stock issuer and the Warrants were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Warrant upon a sale, exchange, redemption or other taxable disposition of the Warrant to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any index constituent stock issuer as a United States real property holding corporation or the Warrants as United States real property interests.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity‐linked instruments that are not delta‐one specified equity‐linked instruments and are issued before January 1, 2027.

Based on our determination that the Warrants are not “delta-one” with respect to the index or any U.S. index constituent stock our counsel is of the opinion that the Warrants should not be delta one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the Warrants. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your Warrants could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the index, index constituent stocks or your Warrants, and following such occurrence your Warrants could be treated as delta one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Warrants under these rules if a non-U.S. holder enters, or has entered, into certain other transactions in respect of the index, index constituent stocks or the Warrants. A non-U.S. holder that enters, or has entered, into other transactions in respect of the u index, index constituent stocks or the Warrants should consult its tax advisor regarding the application of Section 871(m) of the Code to its Warrants in the context of its other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Warrants, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Warrants.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, certain will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Warrants through a foreign entity) under the FATCA rules.

Proposed Legislation

In 2007, legislation was introduced in Congress that, if enacted, would have required holders of Warrants purchased after the bill was enacted to accrue interest income over the term of the Warrants despite the fact that there may be no interest payments over the entire term of the Warrants. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Warrants.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Warrants to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Warrants (including possible alternative treatments and the issues presented by the IRS Notice 2008-2), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

ERISA Considerations

We, UBS Securities LLC and other of our affiliates may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” (within the meaning of Section 4975 of the Code) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan”). The purchase of the Warrants by a Plan with respect to which UBS Securities LLC or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary”) would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Warrants by a Plan with respect to which UBS Securities LLC or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the Warrants. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company pooled separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of securities where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Upon purchasing the Warrants, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Warrants is eligible for relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or another applicable exemption and that the purchase, holding and, if applicable, subsequent disposition of the Warrants will not constitute or result in a non-exempt prohibited transaction. In addition, any such Plan also will be deemed to have represented that none of us, UBS Securities LLC or any of our other affiliates is a fiduciary in connection with the acquisition, holding or disposition of the Warrants, or as a result of the exercise by us or any of our affiliates of any rights in connection with the Warrants.

Any person proposing to acquire any Warrants on behalf of a Plan should consult with counsel regarding the applicability of ERISA and Section 4975 of the Code thereto, including but not limited to the prohibited transaction rules and the applicable exemptions.

The discussion above supplements the discussion under “Benefit Plan Investor Considerations” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Warrants at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC will agree to resell all of the Warrants to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover hereof

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Warrants. In addition, UBS, UBS Securities LLC or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Warrants after its initial sale. In connection with this offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

We expect to deliver the Warrants against payment for the Warrants on or about the third business day following the trade date.

Conflicts of Interest – Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, will have a “conflict of interest” in an offering of the Warrants within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from any public offering of the Warrants, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, each offering will be conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell the Warrants in an offering to an account over which it exercises discretionary authority without the prior specific written approval of the accountholder.

UBS Securities LLC and its affiliates may offer to buy or sell the Warrants in the secondary market (if any) at prices greater than UBS’ internal valuation - The value of the Warrants at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Warrants immediately after the trade date in the secondary market is expected to exceed UBS internal valuation of the Warrants as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 1 month after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Warrants and may stop making a market at any time.

Prohibition of Sales to EEA & UK Retail Investors - The Warrants are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Warrants or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Warrants or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

The Warrants are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Warrants or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Warrants or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.